THE PANTRY, INC.
                          1998 STOCK SUBSCRIPTION PLAN

         Section 1. Description of Plan. This is the 1998 Stock Subscription Plan (the "Plan"), of The Pantry, Inc., a Delaware corporation (the "Company"). Under the Plan, certain directors, officers, key employees and consultants of the Company or any of the direct or indirect subsidiaries of the Company or any such subsidiary which may be formed in the future (individually, a "Subsidiary," and collectively, the "Subsidiaries"), to be selected as set forth below, may be issued shares of the Common Stock, $0.01 par value per share, of the Company (the "Common Stock").

         Section 2. Purpose of Plan. The purpose of the Plan and the issuance and sale of the shares of Common Stock to specified persons is to further the growth, development, and financial success of the Company and the Subsidiaries by providing additional incentives to directors, officers, key employees and consultants. By assisting such persons in acquiring shares of Common Stock, the Company can ensure that such persons will themselves benefit directly from the Company's growth, development and financial success, and, accordingly, will strengthen the mutuality of interests between the Participants (as defined below) and the Company's stockholders by providing the Participants with a proprietary interest in pursuing the Company's growth, development and financial success.

         Section 3. Eligibility. The persons who shall be eligible to purchase shares of Common Stock under the Plan shall be those directors, officers, employees and consultants of the Company and the Subsidiaries designated by the Committee (as defined below) (each, a "Participant").

         Section 4. Administration. The Plan shall be administered by the Company's Board of Directors (the "Board") or, at the Board's option, by a committee designated by the Board (the Board and such committee, the "Committee") who shall be empowered to interpret and administer the Plan in its sole discretion.

         Section 5. Shares Subject to the Plan. The number of shares of Common Stock which may be issued and sold pursuant to the Plan shall not exceed 3,100, subject to adjustment to reflect any distribution of shares of capital stock or other securities of the Company or any successor or assign of the Company which is made in respect of, in exchange for or in substitution of the shares of Common Stock by reason of any stock dividend, stock split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event that any shares of Common Stock issued pursuant to the Plan are reacquired by the Company, such shares of Common Stock shall again become available for issuance under the Plan.


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         Section 6. Issuance of Shares of Common Stock. The Company's obligation to issue shares of Common Stock pursuant to the Plan is expressly conditioned upon the completion by the Company of any registration or other qualification of such shares of Common Stock under any state and/or federal law or rulings and regulations of any government regulatory body or the making of such investment representations or other representations and undertakings by a Participant in order to comply with the requirements of any exemption from any such registration or other qualification of such shares of Common Stock which the Company in its sole discretion shall deem necessary or advisable.

         Section 7. Stock Subscription Agreement. The shares of Common Stock issued and sold pursuant to the Plan shall be sold pursuant to a stock subscription agreement (the "Stock Subscription Agreement"). Each Stock Subscription Agreement (which need not be identical for all Participants) shall
(i) contain such terms and conditions as the Committee deems desirable and which are not inconsistent with the Plan; (ii) contain each of the provisions and agreements herein specifically required to be contained therein; and (iii) specify the form of lawful consideration (which may include the giving of a recourse promissory Note, bearing interest at a rate to be fixed by the Committee) for the payment of shares of Common Stock by a Participant.

         Section 8. Withholding of Taxes. The Company or a Subsidiary, as the case may be, may deduct and withhold from the wages, salary, bonus and other income paid by the Company or such Subsidiary to a Participant the requisite tax upon the amount of taxable income, if any, recognized by such person in connection with the issuance of shares of Common Stock, as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's (or such Subsidiary's) concurrent or next payment of wages, salary, bonus or other income to a Participant or by payment to the Company (or such Subsidiary) by the such person of the required withholding tax, as the Committee may determine.

         Section 9. Effectiveness and Termination of Plan. The Plan shall be effective on the date on which it is adopted by the Board and the Board may in its sole discretion terminate the Plan at any time.

         Section 10. Amendment of Plan. The Committee may make such amendments to the Plan and, with the consent of each Participant affected, to the terms and conditions of the Stock Subscription Agreement as it shall deem advisable.

         Section 11. Governing Law. The Plan shall be construed under and governed by the laws of the State of Delaware without regard to conflict of law provisions thereof.

Section 12. Not an Employment or Other Agreement. Nothing contained in the Plan or in any Stock Subscription Agreement shall confer, intend to confer or imply any rights of employment or rights to any other relationship or rights to continued employment by, or rights to a continued relationship with, the Company or any Subsidiary in favor of any Participant or limit the ability of the Company or any Subsidiary to terminate, with or without cause, in its sole and absolute.


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discretion, the employment of, or relationship with, any Participant subject to the terms of any written employment or other agreement to which a Participant is a party.


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